EXHIBIT O


                        RIGHT OF FIRST REFUSAL AGREEMENT


         This Agreement, made as of the 24th day of March, 1998, by and between BRIAN P. BURNS ("Mr. Burns") and S. DOUGLAS POST ("Stockholder").

         In consideration of the mutual covenants contained herein and other good and valuable consideration, Stockholder and Mr. Burns agree as follows:

         1. In the event Stockholder proposes to sell any shares of BF Enterprises, Inc. $.10 par value common stock ("Stock") which Stockholder now or hereafter owns to any person or entity, Mr. Burns shall have a right of first refusal to purchase such shares of Stock as hereinafter set forth. Mr. Burns shall not have a right of first refusal with respect to a transfer of Stock by Stockholder (i) as a result of, or in connection with, any cash tender offer, merger or other business combination which has been approved by a majority of the Board of Directors of BF Enterprises, Inc., (ii) to, or for the benefit of, one or more of Stockholder's family members, or
                  (iii) by reason of a charitable contribution to an institution or organization of a type described in Section 170 (c) of the Internal Revenue Code of 1986, as amended, or corresponding provisions of any subsequently enacted federal tax laws.

         2. If Stockholder desires to sell shares of Stock then he shall give written notice in substantially the form of Exhibit A attached hereto (the "Notice") to Mr. Burns describing fully the proposed sale, including the number of shares proposed to be sold and the proposed sale price or method of determining the proposed sale price.

         3. Mr. Burns shall have the right to purchase the shares subject to the Notice on the terms of the proposed sale referred to in the Notice by delivery to Stockholder of written notice of exercise of the right of first refusal within three business days following the effective date of the Notice.

         4. If Mr. Burns exercises his right of first refusal within such three business day period, the parties shall consummate the purchase and sale of the shares subject to the Notice as expeditiously as possible but in any event no later than seven business days following the effective date of the Notice.

         5. If Mr. Burns fails to exercise his right of first refusal within such three business day period, Stockholder may conclude a sale of the shares subject to the Notice on the terms and conditions described in the Notice during the period ending 120 days following the effective date of the Notice (the "Sale Period").


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         6.       Any proposed transfer on terms and conditions different from those described in the Notice, as well as any proposed transfer subsequent to the Sale Period on the terms and conditions of the Notice, shall again be subject to Mr. Burns's right of first refusal and shall require compliance by Stockholder with the procedure described above.

         7. Any notice required to be made pursuant to this Agreement, including the Notice, shall be in writing and be deemed to be effective when delivered in person or one business day following deposit in the mails, postage prepaid, addressed as set forth below (and as may be amended), unless and until one of the parties shall have specified another address by means of notice effective hereunder:

                           If to Mr. Burns:

                           Brian P. Burns
                           100 Bush Street, Suite 1250
                           San Francisco, CA 94104

                           If to Stockholder:

                           S. Douglas Post
                           237 Cambridge Avenue
                           Kensington, CA 94708

         8. This Agreement may be terminated by either party at any time after December 31, 2001 upon not less than ten days' written notice to the other party.

         9. This Agreement (i) shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents, and (ii) shall not be assignable by either party without the written approval of the other party.


         Agreed to as of the date first above written.


                                           /s/ Brian P. Burns
                                           -------------------------------
                                                  Brian P. Burns

                                           /s/ S. Douglas Post
                                           -------------------------------
                                                 Stockholder


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                                                       EXHIBIT A



Mr. Brian P. Burns
100 Bush Street, Suite 1250
San Francisco, CA 94104

Dear Brian:

         This is to notify you, in accordance with the provisions of our Right of First Refusal Agreement dated March 24, 1998 (the "Agreement"), of my desire to sell the number of shares of BF Enterprises, Inc. common stock set forth below on the terms and subject to the conditions indicated:

         [check and complete applicable description]

____     1.       Open market sale through a broker of ________ shares at the market but not less than $_______ per share.

____     2.       Private sale of _______ shares at a price of $_________ per share, payable as follows:
                  __________________________________________________

                  __________________________________________________

                  __________________________________________________

____     3.       Transfer of ________ shares, other than by open market or
                  private sale, on the following terms (including the method of determining the transfer value of the shares):
                  ___________________________________________________

                  ___________________________________________________

                  ___________________________________________________

         I understand that if you do not exercise your right of first refusal pursuant to the Agreement within three business days of the effective date of this notice, I may conclude the sale described above.

Dated: ___________________                                    Sincerely,





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